FORM 3


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940


------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*  2.  Date of Event         4.  Issuer Name and Ticker or Trading Symbol
                                              Requiring Statement
   Rankin Associates II, L.P.                 (Month/Day/Year)          NACCO Industries, Inc. (NC)
----------------------------------------                            ----------------------------------------------------------------
                                                 2/06/98
   (Last)      (First)        (Middle)                              5.  Relationship of Reporting     6. If Amendment, Date of
                                                                        Person to Issuer                 Original (Month/Day/Year)
   c/o  Rankin Management, Inc.                                           (Check all applicable)
   5875 Landerbrook Drive, Suite 300
---------------------------------------- --------------------------                                   ------------------------------
             (Street)                     3.  IRS or Social Secur-       Director   X 10% Owner       7. Individual or Joint/Group
                                              ity Number of           ---          ---                   Filing (Check applicable
                                              Reporting Person           Officer      Other (specify     line)
                                              (Voluntary)             ---(give      ---      below)
    Mayfield Heights, OH 44124-4017                                   title below)                     X  Form filed by One
----------------------------------------                                                              --- Reporting Person
    (City)    (State)     (Zip)                                                                           Form filed by More than
                                                                                                      --- One Reporting Person.

------------------------------------------------------------------------------------------------------------------------------------
  Table I - Non-Derivative Securities Beneficially Owned
------------------------------------------------------------------------------------------------------------------
1. Title of Security                2. Amount of Securities     3. Ownership Form:                4. Nature of Indirect Beneficial
   (Instr. 4)                          Beneficially Owned          Direct (D) or Indirect (I)        Ownership
                                       (Instr. 4)                  (Instr. 5)                        (Instr. 4)
----------------------------------  --------------------------  --------------------------------  ----------------------------------
CLASS A COMMON STOCK                         738,295                            D
----------------------------------  --------------------------  --------------------------------  ----------------------------------

----------------------------------  --------------------------  --------------------------------  ----------------------------------

----------------------------------  --------------------------  --------------------------------  ----------------------------------

==================================  ==========================  ================================  ==================================

* If the Form is filed by more than one Reporting Person, see Instruction
5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.




                            (Print or Type Responses)
                                                                     Page 1 of 2

FORM 3(CONTINUED)                        TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                    (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  2. Date Exercisable    3. Title and Amount of Securities   4. Conversion   5. Ownership Form  6. Nature of
   Security                and Expiration Date    Underlying Derivative Security      or Exercise     of Derivative      Indirect
   (Instr. 4)              (Month/Day/Year)       (Instr. 4)                          Price of        Security:          Beneficial
                                                                                      Derivative      Direct (D) or      Ownership
                                                                                      Security        Indirect (I)       (Instr. 5)
                       -----------------------------------------------------------                    (Instr. 5)
                           Date      Expiration       Title    Amount or Number
                        Exercisable    Date                       of Shares
---------------------- ------------- ---------- ---------------------------------- --------------- ------------------ --------------

---------------------- ------------- ---------- ---------------------------------- --------------- ------------------ --------------

---------------------- ------------- ---------- ---------------------------------- --------------- ------------------ --------------

---------------------- ------------- ---------- ---------------------------------- --------------- ------------------ --------------

---------------------- ------------- ---------- ---------------------------------- --------------- ------------------ --------------

---------------------- ------------- ---------- ---------------------------------- --------------- ------------------ --------------

---------------------- ------------- ---------- ---------------------------------- --------------- ------------------ --------------

---------------------- ------------- ---------- ---------------------------------- --------------- ------------------ --------------

====================== ============= ========== ================================== =============== ================== ==============

Explanation of Responses:

++ Constantine E. Tsipis, by signing his name hereto, does hereby sign this Form 3 on behalf of the above named Reporting Person pursuant to a Power of Attorney executed by such Reporting Person and filed with the Commission herewith.


                            /s/ Constantine E. Tsipis        February 16 , 1998
                            ------------------------------  --------------------
                            **Signature of Reporting Person        Date
                            By:  CONSTANTINE E. TSIPIS++
                            For: RANKIN MANAGEMENT, INC. as general and managing
                                 partner of RANKIN ASSOCIATES II, L.P.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


                            (Print or Type Responses)
                                                                     Page 2 of 2

                                POWER OF ATTORNEY
                                -----------------


         KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Charles A. Bittenbender, Constantine E. Tsipis and Thomas C. Daniels, and each of them, as the true and lawful attorney or attorneys-in-fact, with full power of substitution and revocation, for the undersigned and in the name, place and stead of the undersigned, in any and all capacities, to execute, on behalf of the undersigned, any and all statements or reports under Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the beneficial ownership of shares of Class A Common Stock, par value $1.00 per share, of NACCO Industries, Inc. (the "Company") and Class B Common Stock, par value $1.00 per share, of the Company, including, without limitation, all initial statements of beneficial ownership on Form 3, all statements of changes of beneficial ownership on Form 4 and all annual statements of beneficial ownership on Form 5 and any and all other documents that may be required, from time to time, to be filed with the Securities and Exchange Commission, to execute any and all amendments or supplements to any such statements or forms, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney or attorneys-in-fact, and each of them, full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney or attorneys-in-fact or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

RANKIN ASSOCIATES II, L.P.

By:      RANKIN MANAGEMENT, INC.
         Managing Partner



By:       /S/ Alfred M. Rankin, Jr.
          ----------------------------------------------
             Alfred M. Rankin, Jr., President


Date:        February 13, 1998